NEWS RELEASE

#32Q — July 19, 2006	Contact:	Allan V. Cecil Vice President +843/383-7524 allan.cecil@sonoco.com
SONOCO REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
Company Further Increases Earnings Guidance for Full Year 2006
Hartsville, S.C. — Sonoco (NYSE: SON), the global packaging company, today reported earnings per diluted share for the second quarter of 2006 of $.49, compared with $.40 for the same period in 2005, it was announced by Harris E. DeLoach, Jr., chairman, president and chief executive officer. Base earnings per diluted share for the second quarter of 2006, a non-GAAP measure that excludes restructuring charges and certain unusual items, were $.51 per diluted share, compared with $.45 per diluted share, for the same period of 2005. (A reconciliation of base earnings per share to reported earnings per share is provided on page 6 of this news release.) Base earnings for the second quarter excluded after-tax restructuring charges of $1.6 million ($.02 per diluted share) and $5.6 million ($.05 per diluted share) in 2006 and 2005, respectively, related to previously announced restructuring actions.
Net sales for the second quarter of 2006 were $917 million, up 4.4 percent, compared with $878 million for the same period in 2005. According to DeLoach, “The increase in sales during the second quarter of 2006 was due primarily to stronger volumes and higher prices in the Tubes and Cores/Paper segment and in businesses included in All Other Sonoco, higher prices in the Consumer Packaging segment, and the favorable impact of foreign currency translation. Partially offsetting these improvements was reduced volume in the Packaging Services segment, where point-of-purchase display and fulfillment sales declined from an unusually strong first half of 2005 including extensive new product display launches and fulfillment rework activity. The Packaging Services segment’s sales are near our 2006 forecast, and we expect significantly improved results in the second half of 2006.”
Net income for the second quarter of 2006 was $49.3 million, compared with $40.2 million for the second quarter of 2005. Base earnings totaled $50.9 million for the second quarter of 2006, compared with $45.8 million for the same period in 2005, an 11.2 percent increase. (A reconciliation of base earnings to reported net income is provided on page 6 of this news release.)
“Strong base earnings in the second quarter of 2006 reflect a continued favorable selling price/material cost relationship, despite higher raw material costs, and the impact of productivity improvements which offset rising energy, freight and labor costs. The higher volume noted in the discussion of sales had little impact on earnings, due to unfavorable shifts in the mix within the individual businesses in each of the segments,” said DeLoach.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

Sonoco Reports 2nd Qtr Financial Results — page 2
Cash generated from operations for the second quarter of 2006 was approximately $89 million, compared with approximately $46 million for the same period in 2005. The increase was primarily due to the Company’s working capital initiative and improved earnings. Capital expenditures and cash dividends totaled $31 million and $24 million, respectively, in the second quarter of 2006.
For the first six months of 2006, net sales increased 2.6 percent, to $1.7 billion, compared with the first half of 2005. Net income for the first six months of 2006 was $94.5 million ($.93 per diluted share), up 22.4 percent, compared with $77.2 million ($.77 per diluted share) in the same period in 2005. Included in 2006 first half results were approximately $1.8 million after tax ($.02 per diluted share) related to the expensing of stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), ‘Share-based Payment’. In addition, a favorable adjustment to certain state taxes increased earnings per diluted share by $.04. Earnings for the first six months of 2006 and 2005 were negatively impacted by after-tax restructuring costs of $2.9 million ($.03 per diluted share) and $8.7 million ($.08 per diluted share), respectively.
Excluding the impact of the restructuring charges, base earnings were $97.4 million ($.96 per diluted share) in the first half of 2006, up 13.4 percent, compared with $85.9 million ($.85 per diluted share) for the same period in 2005. (A reconciliation of base earnings per share to reported earnings per share is provided on page 6 of this press release.) The increase in base earnings in the first half of 2006 was due primarily to productivity improvements and a positive price/cost relationship, partially offset by increased costs for energy, freight and labor along with a negative shift in the mix of business.
For the first six months of 2006, cash flows from operations totaled approximately $161 million, compared with approximately $68 million for the same period in 2005. Capital expenditures and cash dividends totaled $59 million and $47 million, respectively for the first six months of 2006. Additionally, the Company repurchased 2.5 million shares of Sonoco common stock for approximately $83 million during the first six months of 2006.
Revised 2006 Outlook
“In light of better than expected results for the first half of 2006 and improving results and/or prospects across our business segments, we expect third quarter 2006 base earnings to be in the range of $.54 to $.57 per diluted share, assuming no significant change in Company-wide volumes or pricing and excluding any restructuring charges and additions to environmental reserves, which cannot be estimated at this time. Furthermore, we are raising guidance for full year 2006 earnings to the upper range of between $2.07 to $2.10 per diluted share, including approximately $.03 per diluted share related to expensing of stock options, excluding any restructuring charges and additions to environmental reserves, and assuming no significant reduction in pricing due to changing general economic conditions,” DeLoach concluded. On April 19, 2006, Sonoco had increased 2006 base earnings guidance to the upper range of between $1.96 and $1.99 per diluted share from previous guidance of the upper range of between $1.90 to $1.94 per diluted share.
Segment Review
Consumer Packaging
The Consumer Packaging segment includes the following products: round and shaped rigid packaging, both composite and plastic; printed flexible packaging; and metal and plastic ends and closures.
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Sonoco Reports 2nd Qtr Financial Results — page 3
Second quarter 2006 sales for the Consumer Packaging segment were $328 million, up approximately 5 percent, compared with $312 million for the same period in 2005. Operating profit for this segment was $26.3 million in the second quarter of 2006, up approximately 7 percent, compared with $24.5 million in the second quarter of 2005.
The Consumer Packaging segment’s 2006 second quarter sales increased as a result of higher selling prices plus the favorable impact of foreign exchange translation. Higher volumes in composite cans were basically offset by decreased volume in flexible packaging. Earnings improved during the second quarter of 2006 as a result of higher selling prices along with productivity improvements.
Tubes and Cores/Paper
Effective December 31, 2005, the Company changed the name of the Engineered Carriers and Paper segment to Tubes and Cores/Paper because the term “tubes and cores” is more generally understood than “engineered carriers” in the businesses included in this segment. Its products include: high-performance paper and composite tubes and cores, fiber-based construction tubes and forms, recycled paperboard and linerboard.
Second quarter 2006 sales for the Tubes and Cores/Paper segment were $387 million, up approximately 5 percent, compared with $368 million for the same period in 2005. Operating profit for the Tubes and Cores/Paper segment for the second quarter of 2006 was $37.2 million, compared with $26.5 million in the second quarter of 2005.
Sales in the Tubes and Cores/Paper segment were up year-over-year in the second quarter 2006 due to higher volumes, mainly in global paper operations; higher selling prices, primarily in tubes and cores; and the favorable impact of foreign currency translation. Base operating profit increased primarily due to productivity improvements and a favorable price/cost relationship. These improvements were partially offset by higher energy, freight and labor costs.
Packaging Services
The Packaging Services segment includes the following services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point of purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable Service Centers.
Second quarter 2006 sales for the Packaging Services segment were $107 million, a decline of 4 percent, compared with $112 million in the same quarter of 2005. Operating profit for this segment was $8.6 million in the second quarter of 2006, compared with $10.7 million in the same period in 2005.
Second quarter 2006 sales in the Packaging Services segment declined primarily due to year-over-year reduction in point-of-purchase display and rework activity, lower volume from certain European Service Centers as well as the loss of sales from a single-plant folding carton operation which was sold at the end of 2005. Operating profits declined in the segment during the second quarter of 2006 due primarily to lower volumes, partially offset by productivity improvements and cost containment.
All Other Sonoco
All Other Sonoco includes businesses which are not aggregated in a reportable segment and include the following products: wooden, metal and composite reels for wire and cable packaging; molded and extruded plastics; custom designed protective packaging; and paper amenities such as coasters and glass covers.
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Sonoco Reports 2nd Qtr Financial Results — page 4
Second quarter 2006 sales for All Other Sonoco were $96 million, up 11 percent, compared with $86 million in the second quarter of 2005. Operating profit for the second quarter of 2006 for All Other Sonoco was $13.2 million, up approximately 31 percent, compared with $10.1 million in the same period in 2005.
Second quarter 2006 sales in All Other Sonoco increased over the same period in 2005, primarily due to increased selling prices and volume gains for wire and cable reels along with volume gains in protective packaging. Base operating profit for All Other Sonoco in the second quarter of 2006 increased primarily due to the impact of the higher selling prices along with productivity improvements.
Corporate
Depreciation and amortization expense for the second quarter of 2006 was $39 million, compared with $42 million in second quarter of 2005. Net interest expense for the first quarter of 2006 increased to $12.5 million, compared with $10.8 million during the same period in 2005 due to an increase in interest rates. The effect of the increase in rates was partially offset by a decrease in average debt balances.
The effective tax rate for the Company for second quarter of 2006 was 34.2 percent, compared with 31.4 percent in same period in 2005. The effective tax rate for the second quarter of 2005 was lower than the second quarter of 2006 primarily due to the recognition, in 2005, of a $2 million deferred tax asset in Mexico.
As previously disclosed, Sonoco-U.S. Mills, Inc. (U.S. Mills), a wholly owned subsidiary of the Company acquired in 2001, has agreed to participate in the clean up of PCB contaminated sediments at a site on the lower Fox River near its DePere, Wisconsin paper mill. U.S. Mills fully accrued for its estimated share of this liability during the fourth quarter of 2005. More recently, U.S. Mills has become aware of the potential for further liability along a larger stretch of the lower Fox River. Although it has not accepted any liability nor entered into any cost sharing agreements with interested parties, U.S. Mills is in the early stages of reviewing this new information and cannot reasonably estimate the amount of liability, if any, at this time. Accordingly, no additional reserve for potential remediation costs has been recognized by U.S. Mills at June 25, 2006. Although U.S. Mills’ liability could exceed its net worth, Sonoco Products Company believes its maximum exposure (largely non-cash) is limited to the equity position of U.S. Mills which is approximately $80 million as of June 25, 2006, excluding any tax benefits that may further reduce the net charge. Although there can be no assurance that such efforts will be successful, U.S. Mills expects to aggressively defend its interest and to reduce its losses, if any, through claims against third parties and insurance coverage.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Wednesday, July 19, 2006, at 2 p.m. Eastern time, to review its financial results for the second quarter of 2006. The conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com, under the “Latest News” section. The call will be archived on the Investor Information section of the Sonoco Web site for 12 months. A telephonic replay of the call will be available after 4:30 p.m. Eastern time on July 19, 2006, to U.S. callers at +888/286-8010 and for international callers at +617/801-6888, access code 15335590. The call also will be archived on the investor information section of Sonoco’s Web site for 12 months.
About Sonoco
Founded in 1899, Sonoco is a $3.5 billion global manufacturer of industrial and consumer packaging products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in 85 nations. Additional information about Sonoco is available at http://www.sonoco.com.
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Sonoco Reports 2nd Qtr Financial Results — page 5
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “plan,” “anticipate,” “objective,” “goal,” “guidance,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases, and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies, and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;
•	success of new product development and introduction;
•	ability to maintain or increase productivity levels and contain or reduce costs;
•	international, national and local economic and market conditions;
•	fluctuations of obligations and earnings of pension and postretirement benefit plans;
•	ability to maintain market share;
•	pricing pressures and demand for products;
•	continued strength of our paperboard-based tubes and cores and composite can operations;
•	anticipated results of restructuring activities;
•	resolution of income tax contingencies;
•	ability to successfully integrate newly acquired businesses into the Company’s operations;
•	currency stability and the rate of growth in foreign markets;
•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;
•	liability for remediation of environmental problems;
•	actions of government agencies;
•	loss of consumer confidence; and
•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
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Sonoco Reports 2nd Qtr Financial Results — page 6
Definition and Reconciliation of Non-GAAP Financial Measures
The following provides definitions of the non-GAAP financial measures contained in this press release together with the most directly comparable financial measures calculated in accordance with GAAP, and a reconciliation of the differences between the non-GAAP financial measures discussed and the most directly comparable financial measures calculated in accordance with GAAP:
Base Earnings Per Share (EPS)
Base EPS is a non-GAAP financial measure of earnings per share, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Diluted Earnings Per Share to Base Earnings Per Share:

	Three Months Ended
(Unaudited)	June 25, 2006	June 26, 2005

Diluted Earnings Per Share, as reported (GAAP)	$0.49	$0.40
Adjusted for:
Restructuring charges, net of tax	0.02	0.05

Base Earnings Per Share (Non-GAAP)	$0.51	$0.45

	Six Months Ended
(Unaudited)	June 25, 2006	June 26, 2005

Diluted Earnings Per Share, as reported (GAAP)	$0.93	$0.77
Adjusted for:
Restructuring charges, net of tax	0.03	0.08

Base Earnings Per Share (Non-GAAP)	$0.96	$0.85

Base Earnings
Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and of non-recurring or infrequent and unusual items. The following table sets forth the reconciliation of GAAP Net Income to Base Earnings ($ in millions):

	Three Months Ended
(Unaudited)	June 25, 2006	June 26, 2005

Net Income, as reported (GAAP)	$49.3	$40.2
Adjusted for:
Restructuring charges, net of tax	1.6	5.6

Base Earnings (Non-GAAP)	$50.9	$45.8

	Six Months Ended
(Unaudited)	June 25, 2006	June 26, 2005

Net Income, as reported (GAAP)	$94.5	$77.2
Adjusted for:
Restructuring charges, net of tax	2.9	8.7

Base Earnings (Non-GAAP)	$97.4	$85.9

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Sonoco Reports 2nd Qtr Financial Results — page 7
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 25,	June 26,	June 25,	June 26,
	2006	2005	2006	2005
Sales	$917,010	$878,170	$1,735,779	$1,692,608
Cost of sales	742,984	717,426	1,405,577	1,383,548
Selling, general and administrative expenses	88,663	88,858	170,000	169,655
Restructuring charges	2,564	9,143	4,919	14,185

Income before interest and taxes	82,799	62,743	155,283	125,220
Interest expense	13,999	12,584	26,117	23,645
Interest income	(1,482)	(1,772)	(2,747)	(3,438)

Income before income taxes	70,282	51,931	131,913	105,013
Provision for income taxes	24,060	16,301	43,296	35,480

Income before equity in earnings of affiliates/ minority interest in subsidiaries	46,222	35,630	88,617	69,533
Equity in earnings of affiliates/minority interest in subsidiaries	3,120	4,546	5,869	7,632

Net income	$49,342	$40,176	$94,486	$77,165

Average shares outstanding — diluted	100,530	100,581	101,211	100,521

Diluted earnings per share	$.49	$.40	$.93	$.77

Dividends per common share	$.24	$.23	$.47	$.45

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Sonoco Reports 2nd Qtr Financial Results — page 8
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 25,	December 31,
	2006	2005
Assets
Current Assets:
Cash and cash equivalents	$60,650	$59,608
Trade accounts receivables	451,393	413,209
Other receivables	32,401	45,225
Inventories	305,626	318,316
Prepaid expenses and deferred taxes	57,406	49,142

	907,476	885,500
Property, plant and equipment, net	954,714	943,951
Goodwill	596,435	573,903
Other intangible assets	77,134	73,037
Other assets	485,226	505,349

	$3,020,985	$2,981,740

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$528,949	$495,860
Notes payable and current portion of long-term debt	102,543	124,530
Accrued taxes	1,135	96

	632,627	620,486
Long-term debt	674,564	657,075
Pension and other postretirement benefits	180,748	173,939
Deferred income taxes and other	255,514	266,926
Shareholders’ equity	1,277,532	1,263,314

	$3,020,985	$2,981,740

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 25,	June 26,	June 25,	June 26,
	2006	2005	2006	2005
Net Sales
Consumer Packaging	$327,538	$312,369	$625,839	$589,224
Tubes and Cores/Paper	386,661	367,926	725,149	721,081
Packaging Services	106,898	111,639	203,565	216,377
All Other Sonoco	95,913	86,236	181,226	165,926

Consolidated	$917,010	$878,170	$1,735,779	$1,692,608

Income Before Income Taxes:
Consumer Packaging — Operating Profit	$26,332	$24,541	$52,156	$46,873
Tubes and Cores/Paper — Operating Profit	37,222	26,521	64,740	51,757
Packaging Services — Operating Profit	8,570	10,738	17,698	21,337
All Other Sonoco — Operating Profit	13,239	10,086	25,608	19,438
Restructuring charges	(2,564)	(9,143)	(4,919)	(14,185)
Interest, net	(12,517)	(10,812)	(23,370)	(20,207)

Consolidated	$70,282	$51,931	$131,913	$105,013